 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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SATELLITE SECURITY CORPORATION

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SATELLITE SECURITY CORPORATION
_____________________

CONSENT SOLICITATION STATEMENT

To Our Stockholders:

The board of directors of Satellite Security Corporation ("we," "us," "our," or the "Company") is soliciting your consent to a 500 for 1 reverse split of our common stock.  The reverse split, if approved by our stockholders, will necessitate an amendment to our articles of incorporation to reflect a decrease in our outstanding shares of common stock from 110,981,560 to 222,034.  The total authorized number of shares of our common stock would remain at its current amount - 250,000,000.  A form of the certificate of amendment that we would file with the Nevada Secretary of State to effectuate the reverse split, if approved by our stockholders, is attached hereto as Appendix A.

We are seeking to effect the reverse split in connection with an agreement we entered into with the holders of our outstanding secured convertible notes to effect a recapitalization of the Company, and to increase the opportunity for the Company to successfully identify and complete a merger or other acquisition with an operating company.  See "AGREEMENT WITH NOTEHOLDERS," below.  The reverse split is not intended as a going private transaction.  In the event the reverse split results in the issuance of a fractional share, we will round up and issue a whole share to the affected stockholder.

We are soliciting your approval of the reverse split by written consent in lieu of a meeting of stockholders because our board of directors believes that it is in the best interests of the Company and its stockholders to solicit such approval in the most cost effective manner.  A form of written consent is enclosed for your use.

We intend to mail this consent solicitation statement and accompanying form of written consent on or about July 31, 2007.  This consent solicitation statement is being mailed to the holders of record of our common stock as of the close of business on July 15, 2007, which date is referred to as the "record date."  The written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date is required to approve the reverse split.

Your consent is important regardless of the number of shares of stock that you hold.  Although our board of directors has approved the reverse split, it will only be effective if we receive the written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date.  If you approve of the reverse split, please sign and date the enclosed written consent and return it to us at your earliest convenience.  Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation.

We currently have no offices.  We may be contacted via mail at P.O. Box 880263, San Diego, California 92168-0263, and our telephone number is (619) 977-1515.

THE CONSENT PROCEDURE

General

We are soliciting our stockholders' consent to a 500 for 1 reverse split of our common stock.  The reverse split, if approved by our stockholders, will necessitate an amendment to our articles of incorporation to reflect a decrease in our outstanding shares of common stock from 110,981,560 to 222,034.  The par value of our common stock will remain unchanged at $0.001 per share.  The total authorized number of shares of our common stock would remain at its current amount - 250,000,000.  A form of the certificate of amendment that we would file with the Nevada Secretary of State to effectuate the reverse split, if approved by our stockholders, is attached hereto as Appendix A.

We will not cash-out any of our stockholders as a result of the reverse split.  In the event the reverse split results in a fractional share, we will round up and issue a whole share to the affected stockholder.

Our board of directors approved the reverse split on June 30, 2007, the effectiveness of which is conditioned upon our stockholders approving the reverse split.

Voting; Record Date; Vote Required

Only holders of record on July 15, 2007 the record date, will be entitled to consent to the proposal.  On the record date there were 110,981,560 shares of our common stock outstanding.

The reverse split, and the related amendment to our articles of incorporation, will be approved by our stockholders if receive the written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date, or written consents representing at least 55,490,781 shares of our common stock.  A written consent form that has been signed, dated and delivered to us with the "CONSENT" box checked will constitute consent for the proposal.  A written consent form that has been signed, dated and delivered to us without any of the boxes checked or with the "WITHHOLD CONSENT" or "ABSTAIN" boxes checked will be counted as a vote against the proposal.

Consents, once dated, signed and delivered to us, will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us before the time that we have received written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date.

Written consents, a form of which is enclosed, may be delivered to us via facsimile to 619-568-3148 or mailed to the following address:

Satellite Security Corporation
P.O. Box 880263
San Diego, California 92168

Any questions regarding the proposal or the written consent may be directed to us at the address above or by calling us at (619) 977-1515.

Expense of Consent Solicitation

We will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by our directors, officers and other regular employees.

AGREEMENT WITH NOTEHOLDERS

Our board of directors approved the reverse split on June 30, 2007, in connection with the execution of an agreement dated as of June 29, 2007 (the "Agreement"), which we entered into with our subsidiary, Satellite Security Systems, Inc., a California corporation ("S3"), Mr. Zirk Engelbrecht, an individual and our sole director and chief executive officer, and the holders of our secured convertible notes (the "Noteholders").  As explained in more detail below, we entered into the Agreement to, among other things, effect conversion of our $3.3 million of secured convertible notes and settle existing claims with the Noteholders.  A condition to the effectiveness of the Agreement is that our stockholders approve the reverse split discussed in this consent solicitation statement.

Background

On July 13, 2006, we sold to the Noteholders an aggregate of $3.3 million in secured convertible notes (collectively, the "Notes").  The sale of the Notes was evidenced by the terms of: (i) subscription agreements entered into between us and each of the Noteholders; (ii) the Notes; (iii) a security agreement; (iv) a guaranty executed by our subsidiary, S3; (v) a collateral agent agreement, (vi) a funds escrow agreement, (vii) Class A common stock purchase warrants, and (viii) Class B common stock purchase warrants (collectively, the "Loan Documents").  Our obligations under the Loan Documents, including our repayment obligations under the Notes, are secured by a lien on substantially all of our assets including our ownership interest in S3 and our minority interest in Orbtech Holdings Limited ("Orbtech").

On December 4, 2006, our then-chief executive officer resigned from such position and from our board of directors.  On December 31, 2006, we failed to make an interest payment in the amount of $83,178 due under the Notes.  Each of those events was a triggering event giving the Noteholders the right to declare an event of default and to accelerate all payment obligations due under the Notes.

On February 1, 2007, we stated that our cash on hand was sufficient to support our operations only for the next 30 days, and that we were evaluating all options for reductions in operating expenses and securing additional capital.

On February 23, 2007, we entered into an agreement with Mr. Allen Harington pursuant to which we agreed to sell to Mr. Harrington all 65,041,831 shares of capital stock of Orbtech that we own (the "OrbtechShares") in exchange for ten million South African Rand (approximately $1.3 million based on conversion rates at the time we entered into the agreement) (the "Orbtech Agreement"). The consummation of the sale and purchase of such shares was to occur by June 23, 2007, but has not occurred to date.  Because our interest in the Orbtech Shares secures our obligations under the Loan Documents, the Noteholders have an interest in any proceeds we receive from this transaction.

On March 7, 2007, our operating subsidiary, S3, which was our sole source of revenue, lacked sufficient working capital to continue to fund its operations in the ordinary course of business, and all of its employees were released.

As a result of the foregoing, we effectively ceased operations.  We currently do not have, and since March 7, 2007, we have not had, any ongoing business operations or any revenue sources.  We have evaluated options for the sale or other disposition of our assets, and we also evaluated options for obtaining additional financing or acquiring or merging with another operating company.  As of June 1, 2007, there was at least $3.5 million due and owing under the Loan Documents.

The Noteholders informed us that they intended to exercise their remedies under, among other sources of authority, the California Uniform Commercial Code (the "UCC") and Section 9620 thereof, pursuant to which they may accept collateral in satisfaction of the obligations secured by such collateral.  More particularly, the Noteholders informed us of their desire to accept some of the collateral securing our obligations to them in satisfaction of the obligations under the Notes pursuant to UCC § 9620(a), subject to obtaining our consent and the consent of S3 as required by UCC § 9620(c)(i).

Given our unsuccessful attempts to obtain additional financing or to find a strategic transaction that would permit us to begin operations, we and S3 agreed to consent to the Noteholders exercise of their remedies under UCC § 9620 and the foreclosure upon substantially all of our assets, including the shares of stock we hold in our subsidiaries.  In exchange for our consent, the Noteholders agreed to waive all defaults under the Loan Documents and convert the Notes into approximately 90% of our outstanding common stock.  Accordingly, we entered into the Agreement.

In order to effect the conversion of the Notes into common stock, the Agreement is conditioned upon the approval of our stockholders of a 1 for 500 reverse split.  After giving effect to the reverse split and the transactions contemplated under the Agreement, the Noteholders would hold 2,000,000 shares of our common stock, 1,000,000 of which will be transferred to Mr. Engelbrecht in exchange for certain commitments from Mr. Engelbrecht described below, and our other existing stockholders would hold approximately 220,000 shares of our outstanding common stock.  We would then look to merge with another operating company.  The reverse split is not intended to be a going private transaction.

Terms of the Agreement

The following summary and description of the Agreement contained herein is qualified in its entirety by reference to Agreement, which is attached hereto as Appendix B and incorporated herein by reference.  We urge you to read the actual text of the Agreement in its entirety.

Agreements Related to the Loan Documents.

In consideration of the covenants of the Noteholders and Mr. Engelbrecht under the Agreement, on the business day following the date that the parties have performed all of their obligations under the Agreement or the waiver of such obligations (the "Acceptance"), we and S3 each agreed to consent to the acceptance by the Noteholders, or their designee, of all of our right, title and interest in the following assets (collectively, the "Assets"), in satisfaction of our and S3's obligations under the Loan Documents to the Noteholders:

•	1,000 shares of common stock of S3, representing 100% of the issued and outstanding capital stock of S3, that we owned (the "S3 Shares");
•	the Orbtech Shares, which represent approximately 35% of the issued and outstanding capital stock of Orbtech;
•	any payments, proceeds or other consideration we receive from the sale of the Orbtech Shares pursuant to the Orbtech Agreement; and
•	our rights under the Orbtech Agreement.

In exchange for our consent and effective upon the Acceptance, the Noteholders agreed to:

•
convert all outstanding amounts due and all obligations under the Notes and Loan Documents into an aggregate of 2,000,000 shares of our common stock (calculated on a post split basis after taking into account the reverse split contemplated by the Agreement) (the "SSCY Shares");

•	waive all breaches, defaults and/or events of default under the Loan Documents, and all penalties, accrued and unpaid interest, charges, fees and costs, through the Acceptance;
•	waive certain rights granted to them under the Loan Documents, including registration rights and standstill agreements;
•	cancel all outstanding Class A common stock purchase warrants and Class B common stock purchase warrants issued to the Noteholders under the Loan Documents; and
•	assume all of our obligations under the Orbtech Agreement.

Our stockholders' approval of the reverse split is a condition to the Acceptance and the consummation of the transactions contemplated by the Agreement.

Agreements Related to SEC and Corporate Matters.

In connection with the execution of the Agreement, we agreed:

•
to file a request to withdraw a registration statement (file no. 333-136948) that we filed on October 5, 2006 related to the resale by the selling stockholders identified therein of up to 112,178,568 shares of our common stock,

•	to prepare a proxy statement or written consent solicitation seeking approval of an amendment to our articles of incorporation to affect a 500 for 1 reverse split, and
•
to file all reports and other documents required under the Securities Exchange Act of 1934 (the "Exchange Act") as may be necessary to permit the Noteholders to sell shares of our common stock under Rule 144 of the Securities Act of 1933 (the "Securities Act") until the earlier of the consummation of a merger of an operating entity into us or a similar transaction or March 31, 2009.

Mr. Engelbrecht, our sole director and chief executive officer, agreed to approve an amendment to our articles of incorporation to affect a 500 for 1 reverse split of our outstanding common stock and to recommend that our stockholders approve the reverse split.

Additional Covenants.

Effective upon the Acceptance, Mr. Engelbrecht personally, in his own capacity, agreed to assume the following:

•	all claims, liabilities or obligations for accrued and unpaid wages of our or S3's employees existing on or as of the Acceptance Date;
•
all fees and expenses of our independent auditors in connection with the completion of its audit for the year ended December 31, 2006 existing on or as of the Acceptance Date, and all such fees and expenses incurred after the Acceptance Date in connection with the completion of such audit;

•
all fees and expenses of our legal counsel existing on or as of the Acceptance Date, and all attorneys' fees and expenses we incur after the Acceptance Date through the effectuation of the merger or similar transaction, if any, including without limitation, all fees and expenses relating to the Agreement and the corporate and SEC related actions to be taken under Agreement's terms;

•
all legal, accounting, printing or other fees and expenses we incur after the Acceptance Date though the consummation of the merger or similar transaction necessary or advisable to maintain our status as a current reporting company under the Exchange Act; and

•	all claims, settlement costs, legal, or other fees and expenses from and after the date of the Agreement arising out of certain legal proceedings in which we are involved.

In exchange for Mr. Engelbrecht's assumption of such liabilities and his covenants under the Agreement, the Noteholders agreed to:

•	pay $30,000 of our legal fees;
•	transfer 50% of the shares of our common stock issuable to them at the Acceptance to Mr. Engelbrecht, and
•	transfer up to $120,000 of the proceeds from the sale of the Orbtech Shares to Mr. Engelbrecht.

After the Acceptance, Mr. Engelbrecht also agreed to use reasonable efforts, in his capacity as our chief executive officer, to solicit and negotiate with potential merger candidates to merge an operating entity into us or effect a similar transaction.  The parties also agreed that any payments, share issuances, cash or non-cash compensation or other benefits paid to or received by Mr. Engelbrecht or any of his affiliates or designees in connection with such merger or similar transaction will be allocated 60% to Mr. Engelbrecht or his affiliates or designees, on the one hand, and 40% to the Noteholders on the other hand, other than (i) reasonable and customary compensation received by Mr. Engelbrecht in exchange for services, or (ii) consideration received by Mr. Engelbrecht that is distributed to all of our stockholders based on their pro rata share of stock ownership.

General Release.

Effective upon the Acceptance, we, S3 and Mr. Engelbrecht, each agreed to release each of the Noteholders with respect to any claims which arose, occurred or existed at any time prior to or on the Acceptance Date.  The Noteholders gave us and Mr. Engelbrecht a reciprocal release.

Rationale for Entering Into the Agreement

We currently do not have, and since March 7, 2007, we have not had, any ongoing business operations or any revenue sources.  We have evaluated options for the sale or other disposition of our assets, and we also evaluated options for acquiring or merging with another operating company without success.  As of June 1, 2007, there was at least $3.5 million due and owing under the Loan Documents.  Mr. Engelbrecht has personally funded the cost of maintaining our status as a reporting company under the Securities Exchange Act of 1934, including the payment of legal fees and accounting fees.  Without such additional financing, we would not have the ability to continue as a going concern.

When the Noteholders informed us of their intent to exercise their remedies under the Notes due to our default thereunder, our board of directors determined that it was in the best interest of our company and our stockholders to consent to the acceptance by the Noteholders of some of the collateral securing our obligations to the Noteholders in satisfaction of the obligations under the Notes.  The primary reason is because under the terms of the Agreement, among other things, effective upon the Acceptance, the Noteholders agreed to

•	convert all outstanding amounts due and all obligations under the Notes and Loan Documents into our shares of common stock;
•	waive all breaches, defaults and/or events of default under the Loan Documents, and all penalties, accrued and unpaid interest, charges, fees and costs, through the Acceptance;
•	waive certain rights granted to them under the Loan Documents, including registration rights and standstill agreements; and
•	to cancel all outstanding Class A common stock purchase warrants and Class B common stock purchase warrants issued to the Noteholders under the Loan Documents.

If we do not consummate the transactions contemplated by the Agreement, the Noteholders will have the right to foreclose on their security interests in our assets, apply any amounts received in foreclosure to the amounts outstanding under the Loan Documents, and retain a claim for any unpaid balance.  We do not believe our current assets are sufficient to repay the full amount outstanding under the Loan Documents.  As a result, our director, Mr. Engelbrecht believes that the Company will, from a financial perspective, be in a better position upon the effectiveness of the Acceptance because all of our obligations and other covenants relating to the Loan Documents, including our obligation to repay the Notes, will be terminated.  Being in this better position may assist us attract merger partners, or funding sources, on terms that will be most beneficial to our company and our stockholders.  One of the most important conditions to the effectiveness of the Acceptance is that our stockholders approve the reverse split discussed herein.

PROPOSAL TO APPROVE THE 500 FOR 1 REVERSE SPLIT

Reasons for Effecting the Reverse Split

At the date of this consent solicitation statement, our company stands in financial jeopardy and may not continue as a going concern.  We have no operations or any source of revenue at this time.  As a result, our management has determined that it is in our best interest to attempt to locate and acquire new or additional business opportunities.  As discussed above, one of the terms of the Agreement is that, after the Acceptance, Mr. Engelbrecht, our chief executive officer, use his reasonable efforts, in his capacity as our chief executive officer, to solicit and negotiate with potential merger candidates to merge an operating entity into us or a similar transaction.  While no such relationships have been identified as of yet, and while no particular plans, understandings or agreements are in place, we believe that the currently large number of issued and outstanding shares may negatively affect the consummation of any such relationship and that a smaller number of issued an outstanding shares will assist and attract merger partners, or funding sources, on terms that will be most beneficial to us and our stockholders.

We cannot assure you that the reverse split will have any of the desired consequences described above.  Specifically, we cannot assure you that after the reverse split we will be able to attract merger partners, or funding sources, at all.

Potential Disadvantages to the Reverse Split

In addition to other potential disadvantages associated with effecting a reverse split, set forth below are a few potential disadvantages:

Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced if the reverse split is implemented. This will increase the number of stockholders who hold less than a "round lot," or 100 shares. Typically, the transaction costs to stockholders selling "odd lots" are higher on a per share basis. Consequently, the reverse split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity. The decrease in the number of shares of our common stock outstanding as a consequence of the reverse split will decrease the liquidity in our common stock.

Dilution.  We plan to identify an operating company as a merger candidate, however, no specific agreement or arrangement is currently in place and we cannot provide any assurance that we will be successful in our efforts.  If we do successfully identify and complete a transaction with a merger candidate, we will likely be required to issue a substantial number of additional shares of common stock, which would result in additional substantial dilution to our stockholders at the time of such issuance.

How a Reverse Split Will Affect Stockholders

The reverse split will affect all of our stockholders uniformly and will not affect any stockholders percentage ownership interests in our company, except to the extent that the result of the reverse split results in any of our stockholders owning a fractional share.  If this occurs, the fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share.  In addition, the reverse split will not affect any stockholders percentage ownership or proportionate voting power. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The number of authorized shares of our common stock will not change by virtue of the reverse split.

The principal effect of the reverse split will be that the number of shares of our common and stock issued and outstanding will be reduced as follows:

# of Shares Outstanding Pre-Reverse Split	# of Shares Outstanding Post-Reverse Split
110,981,560	222,034

As such, and for purposes of illustration only, each stockholder holding 500 shares of our common stock (par value $0.001 per share) immediately prior to the reverse split taking effect will become a holder of one share of our common stock (par value $0.001 per share) after the reverse split is effective.

The reverse split is not part of any plan or proposal to take our company private.  Rather, the reverse split is intended to enable us to remain public and to increase the possibility that we will attract merger partners, or funding sources, on terms that will be most beneficial to us and our stockholders.

Interest of Certain Persons in the Reverse Split

Under the terms of the Agreement, the Noteholders, effective upon Acceptance, agreed to, among other things, convert all outstanding amounts due under the Notes into a pro rata portion of 2,000,000 share of our common stock calculated on a post-reverse split basis.  Further, in exchange for the liabilities personally assumed by Mr. Engelbrecht under the Agreement, and for the covenants that Mr. Engelbrecht gave under the Agreement, the Noteholders each agreed to transfer to Mr. Engelbrecht or his designee 50% of the 2,000,000 shares of our common stock issuable to the Noteholders upon conversion of the Notes.  Mr. Engelbrecht is our sole director and our chief executive officer.

Assuming our stockholders approve the reverse split, as of the effective date of the reverse split and after giving effect to conversion of the Notes and the partial transfer of the shares issuable upon such conversion to Mr. Engelbrecht as discussed in the paragraph above, Mr. Engelbrecht will beneficially own 1,036,999 shares of our common stock and the Noteholders as a group will beneficially own 1,000,000 shares of our common stock, though none of the Noteholders are affiliates of each other or have agreed to act in concert with respect to their stock holdings.

Effect on Fractional Stockholders

The percentage of outstanding shares owned by each stockholder prior to the split will remain the same, subject to adjustment as a consequence of rounding up any fractional shares created by the reverse split to the next whole share.

Impact on Options, Warrants and Convertible Securities

If the reverse split is approved, upon Acceptance the Noteholders have agreed to surrender all of the outstanding Class A common stock purchase warrants and Class B common stock purchase warrants.  If the reverse split is approved, the number of shares of our common stock that may be issued upon the exercise of conversion rights held by holders of other securities convertible into our common stock will be reduced proportionately based upon the reverse split ratio.  Proportionate adjustments will also be made to the per-share exercise price and the number of shares of our common stock issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our common stock. Finally, the number of shares reserved for issuance under our 2006 Equity Incentive Plan will be reduced proportionately based on the 500 to 1 exchange ratio.

Effect on Registered and Beneficial Stockholders

Upon the reverse split, we intend to treat stockholders holding stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse split for their beneficial holders, holding the stock in "street name." However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-entry" stockholder

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse split shares. A transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you do not need to take any action to exchange your stock certificate.  If the reverse split is approved, stockholders may continue to make sales or transfers using their old stock certificates.  On request, we will issue new certificates to anyone who holds old stock certificates in exchange therefor.  Any request for new certificates into a name different from that of the registered holder will be subject to normal stock transfer requirements and fees, including proper endorsement and signature guarantee, if required.

Potential Anti-Takeover Effect

If the reverse split is approved, the increased proportion of authorized but unissued shares of our common stock to issued and outstanding shares thereof could, under certain circumstances, have an anti-takeover effect. For example, such a change could permit future issuances of our common stock that would dilute the stock ownership of a person seeking to effect a change in composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another entity.  The reverse split, however, is not being proposed in response to any effort of which we is aware to accumulate shares of our common stock or to obtain control of us. Rather, we are proposing the reverse split specifically with the intention to identify a potential merger or acquisition candidate.

Effective Date of the Reverse split

If the reverse split is approved by our stockholders, we will file a certificate with the Nevada Secretary of State setting forth the amendment to our articles of incorporation and the vote by which the amendment was adopted.  The reverse split will become effective on the date such certificate is filed.   Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Change in Control

If our stockholders approve the reverse split, under the terms of the Agreement, the Noteholders will convert the Notes into an aggregate of 2,000,000 shares of our common stock and transfer, in the aggregate, 1,000,000 of such shares to Mr. Engelbrecht in exchange for the liabilities personally assumed by Mr. Engelbrecht under the Agreement, and for the covenants that Mr. Engelbrecht gave under the Agreement.  After giving effect to the reverse split and the transfer of shares to Mr. Engelbrecht, Mr. Engelbrecht's beneficial ownership of our common stock will increase from approximately 16% of our outstanding common stock (18,499,314 shares pre-reverse split) to approximately 47% of our outstanding common stock (1,036,999 shares post-reverse split).

No Appraisal Rights

Neither Nevada law nor our articles of incorporation or bylaws provide our stockholders with dissenters' or appraisal rights in connection with the proposed reverse split.

Certain Federal Income Tax Consequences of a Reverse split

The following summary of certain material federal income tax consequences of the reverse split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this consent solicitation statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of common stock are held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse split. The aggregate tax basis of the shares received in the reverse split will be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares received in the reverse split will include the period during which the stockholder held the shares surrendered as a result of the reverse split. Our views regarding the tax consequences of the reverse split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

We will not recognize any gain or loss as a result of the reverse split.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.001 per share after the reverse split.  However, the common stock as designated on our balance sheet would be adjusted downward in respect of the shares of the new common stock to be issued in the reverse split such that the common stock would become an amount equal to the aggregate par value of the shares of new common stock being issued in the reverse split, and that the additional paid in capital as designated on our balance sheet would be increased by an amount equal to the amount by which the common stock was decreased.  Additionally, net income (loss) per share would increase proportionately as a result of the reverse split since there will be a lower number of shares outstanding.

Board of Directors Recommendation

Our board of directors recommends that our stockholders approve the reverse split.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following financial information is provided to assist you in your analysis of the financial aspects of the Agreement and the proposed reverse split of our outstanding shares of common stock.  Our historical information is derived from (i) our audited financial statements at December 31, 2006 and for the year then ended and as at December 31, 2005 and (ii) our unaudited financial statements at March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006.

The information is only a summary and should be read in conjunction with our consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, as well as discussion under the section entitled, "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION," below. The historical results included below and elsewhere in this document are not indicative of our future performance.

SATELLITE SECURITY CORPORATION
CONSOLIDATED BALANCE SHEET
(amounts in thousands)
	Three Months Ended March 31, 2007	Year Ended December 31, 2006
Current assets	$75,207	$443,381
Property and equipment, net	3,606	15,000
Other assets	341,626	370,392
Total Assets	$420,439	$828,773

Current liabilities	$6,949,624	$5,183,472
Long-term liabilities	792,865	776,410
Total Liabilities	7,742,489	5,959,882
Total Shareholder’s Deficit	(7,322,050)	(5,131,109)
Total Liabilities and Shareholders' Deficit	$420,439	$828,773

SATELLITE SECURITY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
Revenues	$96,875	$205,888	$1,514,975	$1,227,374
Cost of Revenues	94,823	173,584	1,407,303	688,894
Gross Profit	2,052	32,304	107,672	538,480
Total Operating Expenses	703,107	803,872	4,028,073	2,235,428
Total Other Income (Expense)	(1,528,859)	(125,845)	(1,414,102)	(80,745)
Net Loss from Operations	$(2,229,914)	$(897,413)	$(5,334,503)	$(1,777,693)

Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.05)	$(0.03)
Weighted average common shares outstanding	105,740,601	98,056,563	104,448,310	69,049,494

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Special Note Regarding Forward-Looking Statements

This consent solicitation statement contains forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results.  In some cases, you can identify forward looking statements by terms such as "may," "intend," "might," "should," "could," "would," "expect," "believe," "anticipate," "estimate," "predict," "potential," or the negative of these terms, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The forward-looking statements in this consent solicitation statement are based upon management's current expectations and beliefs, which management believes are reasonable.

Overview

This Management's Discussion and Analysis of Financial Condition and Results of Operation discussion summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flow during for the periods indicated.  This discussion and analysis should be read with the consolidated financial statements and financial statement footnotes included in this consent solicitation statement.

During the year ended December 31, 2006, our primary business was the operations conducted by our subsidiary, S3, in the development and sale of asset tracking and monitoring products and services. We sold global positioning system tracking devices manufactured by third parties, which were marketed under the name GlobalGuard™. We also offered monitoring services of customer assets, such as monitoring movement of vehicles in a fleet.

Subsequent to December 31, 2006, we terminated all but one of our employees and ceased the operations of S3, our sole operating subsidiary. We currently do not have any ongoing business operations or any remaining revenue sources.  Accordingly, this Management's Discussion and Analysis of Financial Condition and Results of Operation will not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Critical Accounting Policies

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. As such, our management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies which are most critical to aid in fully understanding and evaluating reported financial results include the following:

Revenue Recognition

Until S3 ceased operations, our revenues were derived from two sources, the sale of hardware that uses global positioning system, or GPS, cellular, and ReFLEX paging technologies, and the provisioning of asset tracking and related monitoring services.  Revenue related to the sale of hardware products was recognized upon delivery if no significant vendor obligations remained, the price was fixed or determinable and collection was reasonably assured.  Service related revenue was recognized in the period the services were rendered. Generally, monthly billings for services were presented in advance of rendering the related services.  Customer prepayments consists of advanced payments of these billings and was recognized as revenues in the month that the services were rendered.  However, since we have ceased operations and currently have no funding sources, we will not be able to meet any future monthly service obligations that were outstanding as of March 31, 2007 in connection with our service agreements.

Warranty

Our hardware was sold with a warranty against defects in material and workmanship for a period of one year from the date of sale. Hardware which we sold that was manufactured by third parties was typically covered by a one year warranty from the product manufacturer. Our anticipated future warranty costs were estimated based on historical expenses and an analysis of product field failures. At this time, we believe that, based on historical data collected over the last 24 months, the current warranty reserve is sufficient to cover the associated costs of repairing or replacing defective hardware remaining under warranty. However, since S3 has ceased operations and currently has no funding sources, we will not be able to meet any future warranty obligations that may arise.

Beneficial Conversion Feature of Convertible Notes Payable

The convertible feature of certain of our convertible notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a "beneficial conversion feature."  Pursuant to EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," EITF No. 00-27, "Application of EITF Issue No. 98-5 To Certain Convertible Instruments" and APB 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the estimated fair value of the beneficial conversion feature is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to accretion of convertible debt discount over the term of the notes (or conversion of the notes, if sooner).

Warrant and Embedded Derivative Liability

The Company accounts for the fair value of certain convertible debt and warrants issued in connection with financing arrangements in accordance with EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19"). Pursuant to EITF 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of convertible debt and/or warrants issued are required to be classified as a derivative liability. The fair value of convertible debt and/or warrants classified as derivative liabilities are adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in the consolidated statement of operations.

Share-Based Payments

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock- Based Compensation." Statement 123(R) supersedes APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.

Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period. We adopted the provisions of FAS 123R on January 1, 2006, using a modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of FAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

Results of Operations - March 31, 2007 Compared to March 31, 2006

Revenues

Revenues were $96,875 for the three months ended March 31, 2007, compared to $205,888 for the same period in 2006. Revenues decreased $109,013 or 53% for the three months ended March 31, 2007, compared to the same period in 2006. The decreases were primarily due to the cessation of operations of S3.

Cost of Revenues

Cost of revenues includes hardware, wireless airtime expense and personnel-related costs for our Monitoring and Support Center, or MSC. Costs of revenues were $94,823 or 98% of revenues for the three months ended March 31, 2007, compared to $173,584 or 84% of revenues for the same period in 2006. Cost of revenues decreased $78,761, or 45%, for the three month period ended March 31, 2007 compared to the same period in 2006. The decrease in cost of revenues is related primarily to the cessation of operations of S3. The increase in cost of revenues as a percentage of revenues is primarily attributable to a reduction in revenues and reduced leverage on fixed costs at the MSC.

Research and Development

Research and development expenses include payroll, and costs associated with software development, product design and outsourcing. Research and development expenses were $69,986 for the three months ended March 31, 2007, compared to $74,533 for the same period in 2006. Research and development decreased $4,547, or 6%, for the three months ended March 31, 2007 compared to the same period a year ago. The decreases were primarily due to reductions in research and development related payroll due to the cessation of operations of S3 on March 7, 2007.

Marketing and Sales Expenses

Marketing and sales expenses include payroll, and costs associated with advertising, promotions, trade shows, seminars, and similar programs, as well and travel expenses. Marketing and sales expenses were $42,010 for the three months ended March 31, 2007, compared with $132,994 for the same period in 2006. Marketing and sales expenses decreased $90,984, or 68% for the three months ended March 31, 2007 compared to the same period a year ago. The decreases were primarily due to a decrease in headcount at the beginning of the period and the cessation of operations of S3 on March 7, 2007.

General and Administrative

General and administrative expenses include payroll and costs associated with the finance, facilities, and legal and other administrative functions of the Company. General and administrative costs were $591,112 for the three months ended March 31, 2007 compared with $596,345 for the same period in 2006. General and administrative expenses decreased $5,233 or 1%, for the three months ended March 31, 2007 compared to the same period a year ago. The decreases in General and Administrative expenses were primarily due to the cessation of operations of S3 on March 7, 2007, offset by increased expenses associated with penalties on the Notes and other financing costs.

Interest Expense

Interest expense was $377,317 for the three months ended March 31, 2007 compared to $125,845 for the same period in 2006. The increase in interest expense for the three months ended March 31, 2007 was primarily due to the following:

•
Interest on the $3,300,000 of Notes at the rate of 10% per annum and payable quarterly. Interest payable for the three months ended March 31, 2007 was $81,370. In addition we accrued $7,145 in additional interest and penalties due to non-payment of our December 31, 2006 interest payment and non-registration.

•	Non-cash expenses associated with the Notes as of March 31, 2007. Interest expense on the amortization of the debt discount for the three months ended March 31, 2007 was $271,233.

Net Change in Fair Value of Common Stock Warrants and Embedded Derivative Liability

Net change in fair value of common stock warrants and embedded derivative liability of $1,175,314 consists of the net change in the carrying values of the liabilities for the common stock warrants and the embedded derivative liabilities related to the Secured Convertible Notes on March 31, 2007.

Net Loss

Net loss includes loss from operations and interest expense. We recorded a net loss of $2,229,915 for the three months ended March 31, 2007 compared to a net loss of $897,413 for the same period in 2006. The increase in net loss for the three months ended March 31, 2007 as compared to the same period of 2006 was due to an decrease in revenue of $109,013 offset by an decrease in cost of revenues of $78,761; a decrease in operating costs of $100,765; increased interest expense of $251,472; and the net change in fair value of $1,175,314 on common stock warrants and embedded derivative related to the Notes issued on July 13, 2006 and revalued on March 31, 2007.

Liquidity and Capital Resources

On March 31, 2007, we had cash of $51,236 and accounts receivable, net of allowance for doubtful accounts, of $0. Our working capital deficit as of March 31, 2007 was $6,874,417 compared to a deficit of $4,740,092 at December 31, 2006.

Net cash used in operating activities during the three months ended March 31, 2007 was $298,255. The primary use of cash from operating activities was the net loss of $2,229,915. The primary sources of cash from operating activities was the non-cash expense of $1,175,314 from the change in value of warrants and embedded derivative liability, non-cash interest expense of $271,233, a decrease in inventory of $138,325 and an increase in accrued expenses of $248,968.

There was no cash used by investing activities during the three month period ended March 31, 2007. There are no significant capital expenditures planned by the Company within the foreseeable future.

Since our inception, we have financed our cash needs primarily through financing activities. Net cash provided by financing activities for the three months ended March 31, 2007 was $72,406 primarily from unsecured loans from Mr. Zirk Engelbrecht, our sole director and chief executive officer.

As emphasized in the Report of Independent Registered Public Accounting Firm on our December 31, 2006 financial statements, we have incurred recurring negative cash flows from operations, significant losses, working capital deficits and increasing shareholder deficiencies. Further, we have yet to establish profitable operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Net Operating Loss Tax Carryforwards

Under the Internal Revenue Code of 1986, as amended, the Company generally would be entitled to reduce its future Federal income tax liabilities by carrying unused net operating losses, or NOLs, forward for a period of 20 years to offset future taxable income earned, and by carrying unused tax credits forward for a period of 20 years to offset future income taxes. Due to significant changes in the ownership structure of the Company, any NOL for tax purposes would be limited, perhaps significantly, by Internal Revenue Code Section 382. Additionally, management is not aware of any federal income tax returns filed by the Company since its inception. Deferred income tax assets result principally from the potential tax benefits of net operating loss carry forwards. The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred income tax assets.

Recently Issued Accounting Pronouncements

Uncertainty in Income Taxes

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The Company is required to adopt FIN 48 effective January 1, 2007. The cumulative effect of initially adopting FIN 48 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company is currently evaluating the impact this new standard; however, the standard is not expected to have a significant impact on the financial position, results of operation or cash flows.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 does not require new fair value measurements but rather defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of SFAS 157 on the consolidated financial position and results of operations.

Quantifying and Evaluating the Materiality of Unrecorded Misstatements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006, with earlier application encouraged for any interim period of the first fiscal year ending after November 15, 2006, filed after the publication of SAB 108 (September 13, 2006). The adoption of SAB 108 did not have a material impact on the consolidated financial position and results of operations.

Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature

In September 2005, the EITF reached a consensus on Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" ("EITF No. 05-8"). Under EITF No. 05-8, issuance of convertible debt with a beneficial conversion feature recorded pursuant to EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" results in a temporary difference for purposes of applying SFAS 109. The deferred taxes recognized for the temporary difference should be recorded as an adjustment to additional paid-in capital. The EITF No. 05-8 Consensus should be applied retrospectively to all instruments with a beneficial conversion feature accounted for under EITF 98-5 and EITF 00-27 for periods beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material impact on the financial statements.

Modification of Convertible Debt Instruments

In November 2006, the EITF reached a final consensus in EITF Issue 06-6 "Debtor's Accounting for a Modification (or Exchange) of Convertible Debt Instruments" ("EITF No. 06-6"). EITF No. 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments." The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. The Company is currently evaluating the impact of this guidance on the consolidated financial position, results of operations or cash flows.

Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument

In November 2006, the FASB ratified EITF Issue No. 06-7, "Issuer's Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities" ("EITF No. 06-7"). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders' equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under SFAS No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders' equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. Earlier application of EITF No. 06-7 is permitted in periods for which financial statements have not yet been issued. The Company is currently evaluating the impact of this guidance on the consolidated financial position, results of operations or cash flows.

Registration Payment Arrangements

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2 "Accounting for Registration Payment Arrangements" ("FSP EITF 00-19-2") which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." Adoption of FSP EITF 00-19-2 is required for fiscal years beginning after December 15, 2006. The Company is currently evaluating the expected effect of FSP EITF 00-19-2 on its consolidated financial statements and is currently not yet in a position to determine such effects.

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment to FASB Statement No. 115." This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact adoption of SFAS No. 159 will have on the consolidated financial statements.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheets combine our historical unaudited balance sheets as of March 31, 2007 giving effect to the transactions described in the Agreement as if they had occurred on the last day of the period.

The following unaudited pro forma condensed consolidated statements of income combine (i) our historical audited statement of operations for the year ended December 31, 2006 and (ii) our historical unaudited statement of operations for the three months ended March 31, 2007, giving effect to the transactions described in the Agreement as if they had occurred on the last day of the period.

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Agreement.

We are providing this information to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
At March 31, 2007
(amounts in thousands)

	Pro Forma	As Reported in Form 10-QSB
Current assets	$75,207	$75,207
Property and equipment, net	3,606	3,606
Other assets	-	341,625
Total Assets	$78,813	$420,439

Current liabilities	$140,252	$6,949,624
Long-term liabilities	-	792,865
Total Liabilities	140,252	7,742,489
Total Shareholder’s Deficit	(61,439)	(7,322,050)
Total Liabilities and Shareholders' Deficit	$78,813	$420,439

Unaudited Pro Forma Condensed Statements of Income
(amounts in thousands except per share data)

	Three Months Ended March 31, 2007		Year Ended December 31, 2006
	Pro Forma	As Reported in Form 10-QSB	Pro Forma	As Reported in Form 10-KSB
Revenues	$96,875	$96,875	$1,514,975	$1,514,975
Cost of Revenues	94,823	94,823	1,407,303	1,407,303
Gross Profit	2,052	2,052	107,672	107,672
Total Operating Expenses	701,665	703,107	4,257,464	4,028,073
Total Other Income (Expense)	2,430,308	(1,528,859)	816,445	(1,414,102)
Net Loss from Operations	$1,730,696	$(2,229,914)	$(3,333,347)	$(5,334,503)

Basic and diluted loss per share	$0.02	$(0.02)	$(0.03)	$(0.05)
Weighted average common shares outstanding	105,740,601	105,740,601	104,448,310	104,448,310

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 15, 2007, we had 110,981,560 shares of common stock issued and outstanding.  The following table sets forth as of July 9, 2007 information regarding the beneficial ownership of our common stock with respect to (i) our named executive officers and directors; (ii) our named executive officers and directors as a group; and (iii) all persons which we, pursuant to filings with the SEC and our stock transfer record by each person or group, know to own more than 5% of the outstanding shares of our common stock.  Under the rules of the SEC, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as warrants or options to purchase shares of our common stock.  Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned
Officers and Directors
Zirk Engelbrecht	18,499,314	16.67%
John Phillips (1)(2)	2,831,488	2.55%
Kenneth Dixon (1)(3)	2,836,244	2.56%
Aidan Shields (1)	--	--
All current directors and executive officers as a group (1 person)	18,499,314	16.67%
5% Stockholders
Marcy Miller (4)	15,000,000	13.52%
Stephen Hallock (5)	13,764,364	12.40%
*	Each stockholder may be contacted at our corporate offices unless otherwise indicated in the footnotes below. The address of our corporate offices is PO Box 880263, San Diego, California 92168-0263
(1)
This individual is not currently an executive officer.  Mr. Phillips resigned effective December 4, 2006; Mr. Dixon resigned effective June 5, 2006; and Mr. Shields resigned effective February 15, 2007.

(2)	This stockholder's address is 12544 Sora Way, San Diego, California 92129
(3)	This stockholder's address is 7011 Ibis Place, Carlsbad, California, 92009
(4)	This stockholder's address is 12753 Mulholland Drive, Beverly Hills, California 90210
(5)	This stockholder's address is 3074 Franklin Canyon Drive, Beverly Hills, California, 90210

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

July 30, 2007	/s/ Zirk Engelbrecht
San Diego, CA	Zirk Engelbrecht, Chief Executive Officer and Director

APPENDIX A

Proposed Amendment to Articles of Incorporation

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:	Satellite Security Corporation

2.  The articles have been amended as follows (provide article numbers, if available):

Article 3 of the Articles of Incorporation is hereby amended to read as follows:

(a) The Corporation is authorized to issue a total of Two Hundred Sixty Million (260,000,000) shares of capital stock. Two Hundred Fifty Million (250,000,000) shares shall be designated “Common Stock” with a par value of $0.001 per share and Ten Million (10,000,000) shares shall be designated “Preferred Stock” with a par value of $0.001 per share.

(b) The Preferred Stock may be divided into such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Upon filing of this Certificate of Amendment with the Secretary of State a 500 for 1 reverse split of the outstanding shares of common stock shall be effectuated, wherein the holders of the issued and outstanding shares of common stock shall receive one share of common stock of the corporation for each 500 shares of common stock of the corporation such holder holds with fractional shares resulting from such reverse split to be rounded up to the nearest whole share.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:             %

4. Effective date of filing (optional):

5. Officer Signature (required):

AGREEMENT

This Agreement (this "Agreement") is entered into as of June 29, 2007, by and among Satellite Security Corporation, a Nevada corporation ("SSCY"), Satellite Security Systems, Inc., a California corporation ("S3"), Zirk Engelbrecht, an individual ("Engelbrecht"), the holders of Secured Convertible Notes identified on the signature pages hereto (collectively, the "Noteholders"), with respect to the following facts:

A.           SSCY is a Nevada corporation whose common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

B.           SSCY owns (i) 1,000 shares of common stock (the "S3 Shares") of S3, representing 100% of the issued and outstanding capital stock of S3, and (ii) 65,041,831 shares of common stock (the "Orbtech Shares") of Orbtech Holdings, Ltd., a South African company ("Orbtech"), representing approximately 35% of the issued and outstanding capital stock of Orbtech.

C.           SSCY has entered into an Agreement dated as of February 23, 2007 (the "Orbtech Agreement") with Mr. Allen Harington ("Harrington"), pursuant to which SSCY has agreed to sell to Harington and Harington has agreed to purchase from SSCY all of the Orbtech Shares in exchange for a cash payment of 10 million South African Rand in accordance with the terms of such agreement.

D.           The Noteholders loaned an aggregate of $3.3 million (collectively, the "Loan") to SSCY on July 13, 2006 pursuant to and as evidenced by the terms of: (i) Subscription Agreements, (the “Subscription Agreements”), (ii) Secured Convertible Notes (each a "Note" and collectively, the "Notes"), (iii) a Security Agreement (the "Security Agreement"), including a description of the collateral (collectively, the "Collateral"), (iv) a Guaranty executed by S3 (the "Guaranty"), (v) a collateral agent agreement (the "Collateral Agent Agreement"), (vi) a Funds Escrow Agreement, (vii) Class A Common Stock Purchase Warrants, and (viii) Class B Common Stock Purchase Warrants (collectively, the "Loan Documents"), and in connection with the Loan were granted a security interest in substantial all of the assets of SSCY, including without limitation the S3 Shares, the Orbtech Shares and the Orbtech Agreement.

E.           Engelbrecht is a board member of SSCY and has served as its Chief Executive Officer since December 2006 and remains in such capacity as of the date hereof.

F.           SSCY and S3 are each in default under the Loan Documents.  As of June 1, 2007, there is at least $3.5 million due and owing under the Loan Documents.

G.           Noteholders have indicated their intent to exercise their remedies under, among other sources of authority, the California Uniform Commercial Code (the "UCC") and Section  9620 thereof, pursuant to which they may accept collateral in satisfaction of the obligation(s) secured by such collateral.  More particularly, Noteholders and/or the Agent (as defined below) on their behalf, as collateral agent, desire to accept some of the Collateral, as described in this Agreement, in partial satisfaction of the obligations under the Notes pursuant to UCC § 9620(a), subject to obtaining the consent of SSCY and S3 as required by, among other sections of the UCC, UCC § 9620(c)(i).  SSCY and S3 are willing to consent to such partial satisfaction of the obligations under the Notes, subject to the terms of this Agreement.

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H.           The parties now desire to enter into this Agreement to settle existing claims between them, to evidence the consent of SSCY and S3 to the UCC § 9620 remedy of Noteholders and to set forth the terms and conditions relating thereto.

I.           The Noteholders appointed a collateral agent (the "Agent") under the terms of the Collateral Agent Agreement to provide for the orderly administration of the Collateral and to allocate the enforcement of certain rights of the Noteholders under the Notes and Security Agreement for the orderly administration thereof.  The Noteholders desire to enter into this Agreement on their own behalf and as beneficiaries of the Security Agreement and parties to the Collateral Agent Agreement.

NOW THEREFORE, in consideration for the mutual promises, covenants and conditions contained in this Agreement, and intending to be legally bound, the parties represent, warrant, covenant and agree as follows:

ARTICLE 1

STRICT FORECLOSURE

1.1           Acceptance of Assets in Partial Satisfaction of Obligations / UCC § 9620(a).  The Noteholders assert a security interest pursuant to the Loan Documents in substantially all of the assets of SSCY and S3.  SSCY and S3 acknowledge that each of them is in default under the Loan Documents.  In consideration of the covenants of the Noteholders and Engelbrecht under this Agreement (including without limitation the reduction and credit towards the obligations under the Loan Documents set forth below), effective upon the Acceptance (as defined below) SSCY and S3 each hereby consent to the acceptance by Noteholders, or their designee, of SSCY's right, title and interest in the following assets (collectively, the "Assets"), in partial satisfaction of the obligations of SSCY and S3 under the Loan Documents:

(a)           The S3 Shares

(b)           The Orbtech Shares and any payments, proceeds or other consideration resulting from the sale of such Orbtech Shares pursuant to the Orbtech Agreement; and

(c)           The Orbtech Agreement.

EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SSCY NOR S3 IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE ASSETS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY REGARDING CONDITION OF THE ASSETS, OR THE FITNESS, DESIRABILITY, OR MERCHANTABILITY THEREOF OR SUITABILITY THEREOF FOR ANY PARTICULAR PURPOSE, OR THE EXISTENCE OR AMOUNT OF ACCOUNTS, LIABILITIES, LIENS, CLAIMS OR ENCUMBRANCES.

1.2           UCC § 9620 Proposal.  This Agreement constitutes a "proposal" within the meaning set forth and pursuant to UCC §§ 9102(a)(66), 9620, 9621 and 9622, setting forth the terms on which SSCY and S3 are each willing to consent to the acceptance of the Assets in partial satisfaction of obligations under the Loan Documents.  This Agreement, subject to the terms hereof, constitutes the consent of SSCY and S3 to such proposal pursuant to the UCC, and Noteholders' acceptance thereof.  Noteholders and/or Agent shall be responsible for compliance with UCC § 9620 and/or related provisions.

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1.3          Conversion of Notes.  Effective upon the Acceptance (and without the need for further documentation), and in exchange for the consent of SSCY and S3 under the UCC, each of the Noteholders agree:

(a)           To convert all outstanding amounts due and all obligations under the Notes and Loan Documents into a pro rata portion of 2,000,000 shares of the SSCY’s common stock (calculated on a post split basis after taking into account the reverse split described in Section 2.1 below) (the “SSCY Shares”).

(b)           That all breaches, defaults and/or events of default under the Loan Documents, and all penalties, accrued and unpaid interest, charges, fees and costs, through the Acceptance Date shall be waived.

(c)           Section 3.11 of each Note and Section 11 of each Subscription Agreement relating to registration rights shall be deleted in their entirety.

(d)           Section 9(n) (Further Registration Statements), Section 9(o) (Blackout), and Section 9(q) (Limited Standstill Agreements) under each Subscription Agreement shall be deleted in their entirety.  The Limited Standstill Agreements executed under Section 9(q) of each Subscription Agreement shall be terminated and of no force or effect

1.4          Termination of Warrants.  Effective upon the Acceptance, and in exchange for SSCY's consent under UCC §§ 9620 (a)(1) and (c)(1), each of the Noteholders agrees that each of the outstanding Class A Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants issued to such Noteholder under the Loan Documents shall be cancelled and be of no further force or effect.  All such warrants shall be returned to SSCY upon the Acceptance together with any necessary endorsements.

1.5          Assignment of Orbtech Agreement Obligations.  As of the Acceptance, and as a condition of the consent of SSCY and S3 under the UCC, the Noteholders shall assume all obligations of SSCY under the Orbtech Agreement.  Such assumption shall be evidenced by an assumption agreement delivered at the Acceptance Closing (the "Orbtech Agreement Assumption") in form as reasonably approved by SSCY.

1.6          Transfer of Portion of SSCY Shares.  In exchange for the assumption of liabilities and the covenants of Engelbrecht under this Agreement, promptly following the Acceptance, the Noteholders each agree to transfer to Engelbrecht or his designee 50% of the SSCY shares issuable to such Noteholder on a pro rata basis (i.e., 1,000,000 SSCY Shares).

ARTICLE 2

CORPORATE AND SEC MATTERS

2.1          Authorization of Reverse Stock Split.  Effective upon execution of this Agreement, Engelbrecht, as the sole director of SSCY, shall approve an amendment to SSCY's Articles of Incorporation to affect a 500 for 1 reverse stock split of SSCY's outstanding common stock.

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2.2          Withdrawal of Registration Statement.  Promptly after the execution of this Agreement, SSCY will file a request to withdraw its Registration Statement (file no. 333-136948).

2.3          Current Report on Form 8-K.  Within four (4) business days after execution of this Agreement, SSCY will file a Current Report on Form 8-K announcing its entry into this Agreement as the entry of a material definitive agreement, and will file a copy of this Agreement as an exhibit to that report.

2.4          Proxy Statement.  Promptly after execution of this Agreement, SSCY will prepare a Proxy Statement or Written Consent Solicitation under Section 14 of the Exchange Act, seeking approval of an amendment to SSCY's Articles of Incorporation to affect a 500 for 1 reverse stock split.  Engelbrecht, as director of SSCY, will recommend that the shareholders approve the reverse stock split.

2.5          Public Filings.  Until the earlier of the consummation of a Merger (as defined in Section 2.8 below) or March 31, 2009, SSCY agrees to file with the SEC in a timely manner all reports and other documents required under the Exchange Act as may be necessary to permit the Noteholders to sell shares under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

2.6          Merger Candidates.  After the Acceptance, Engelbrecht will use reasonable efforts, in his capacity as Chief Executive Officer of SSCY, to solicit and negotiate with potential merger candidates to merge an operating entity into SSCY or similar transaction (the “Merger”).  Any payments, share issuances, cash or non-cash compensation or other benefits, paid to or received by Engelbrecht or any of his affiliates or designees in connection with the Merger shall be allocated 60% to Engelbrecht or his affiliates or designees, on the one hand, and 40% to the holders of the Notes, on the other hand, other than (i) reasonable and customary compensation received by Engelbrecht in exchange for services,  or (ii) consideration received by Engelbrecht in connection with the Merger that is distributed to all SSCY stockholders based on their pro rata share of stock ownership of SSCY.

ARTICLE 3

ADDITIONAL COVENANTS

3.1          Assumption of Certain Liabilities by Engelbrecht.  Effective upon the Acceptance, and except for the contribution obligation set forth in Section 3.2 below, Engelbrecht personally, in his own capacity, shall assume the following claims, liabilities or obligations of SSCY:

(a)           all claims, liabilities or obligations for accrued and unpaid wages of employees of SSCY and/or S3 existing on or as of the Acceptance Date;

(b)           all fees and expenses of SSCY's independent auditors in connection with the completion of its audit for the year ended December 31, 2006 existing on or as of the Acceptance Date, and all such fees and expenses incurred after the Acceptance Date in connection with the completion of such audit;

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(c)           all fees and expenses of SSCY's legal counsel, Duane Morris LLP, existing on or as of the Acceptance Date, and all attorneys' fees and expenses incurred by SSCY after the Acceptance Date through the effectuation of the Merger, if any, including without limitation, all fees and expenses relating to this Agreement and the corporate and SEC related actions to be taken as provided in Article 2;

(d)           all legal, accounting, printing or other fees and expenses to be incurred by SSCY after the Acceptance Date though the consummation of the Merger necessary or advisable to maintain SSCY’s status as a current reporting company under the Exchange Act, including without limitation, timely filing of reports and other documents;

(e)           all claims settlement costs, legal, or other fees and expenses from and after the date hereof arising out of that certain litigation in the United States District Court for the District of New Jersey styled Jay B. Ross and Protocol Electronics, Inc. v. Celtron International, Inc., Case No. 05-1300; and

(f)           all claims, settlement costs, legal, or other fees and expenses from and after the date hereof arising out of that certain arbitration proceeding by John Phillips relating to the termination of his employment agreement with SSCY.

The foregoing assumptions shall be evidenced by an assumption agreement (the "Engelbrecht Assumption") delivered at Acceptance Closing in form as reasonably approved by SSCY.

3.2          Contribution by Noteholders.  Upon execution of this Agreement, the Noteholders shall pay $30,000 to Duane Morris LLP, to be applied to outstanding amounts due on the SSCY account.  Effective upon the Acceptance, the Noteholders shall tender to Zirk Engelbrecht the proceeds from the sale of the Orbtech Shares received through the Acceptance Date under the Orbtech Agreement, and thereafter as and when received, up to a maximum amount of an additional $120,000; provided, however, that if the purchase price for the Orbtech Shares is received in payments of $400,000 or less, then only $50,000 need be transferred to Engelbrecht per payment, until such amount is paid in full.

ARTICLE 4

AGENT

4.1           Compliance by the Agent.  Noteholders represent and warrant that they have caused and/or will cause the Agent to comply with the terms of this Agreement and to not permit the Agent to take actions against SSCY, S3 or Engelbrecht or the Collateral inconsistent with the terms hereof, and will cause the Agent to execute any and all documents and take such actions as the parties may reasonably request to effectuate the terms hereof.

ARTICLE 5

RELEASE AND INDEMNITY PROVISIONS

5.1          Mutual General Release.

(a)           Effective upon the Acceptance, SSCY, S3 and Engelbrecht, each for itself and its respective shareholders, directors, officers, employees, affiliates, subsidiaries, assigns and successors, fully and forever releases and discharges each of the Noteholders and each of their respective shareholders, directors, officers, employees, affiliates, subsidiaries, heirs, executors, administrators, predecessors, successors, agents, attorneys and assigns, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to or on the Acceptance Date.  This release shall not act to release any future claims, including any claims that may arise under this Agreement.

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(b)           Effective upon the Acceptance, each of the Noteholders for itself and its respective heirs, executors, administrators, shareholders, directors, officers, employees, affiliates, subsidiaries, assigns and successors, fully and forever releases and discharges SSCY and Engelbrecht, and each of their respective shareholders, directors, officers, employees, affiliates, subsidiaries, heirs, executors, administrators, assigns and successors, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to or on the Acceptance Date.  This release shall not act to release any future claims, including any claims that may arise under this Agreement.

5.2          Severability of Release Provisions.  If any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and a court or administrative body reviewing this Agreement may enforce all remaining provisions to the extent permitted by law.

5.3          Promise to Refrain from Suit or Administrative Action.  Except as set forth in this Agreement, each party promises and agrees that it will never sue the other or any of the other releasees, or otherwise institute or participate in any legal or administrative proceedings against the other or any of the other releasees, or advocate or incite the institution of, or assist or participate in, any claim covered by the release provisions of this Agreement, unless compelled by legal process to do so.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1          Representations and Warranties of SSCY and Engelbrecht.  SSCY, for itself and not jointly, and Engelbrecht, jointly and severally with SSCY, hereby represent and warrant to the Noteholders, as follows:

(a)           Ownership of Assets.  SSCY, beneficially and of record, owns, the S3 Shares, the Orbtech Shares and the Orbtech Agreement.  SSCY has not previously transferred or conveyed, the S3 Shares, the Orbtech Shares or the Orbtech Agreement to any third party.  SSCY has not at any time executed any agreement or other document pursuant to which it purported to transfer any right, title, claim, equity or interest in, the S3 Shares, the Orbtech Shares and the Orbtech Agreement other than the Loan Documents.

(b)           Ownership of Claims.  SSCY, S3 and Engelbrecht own all rights to any claims that each is releasing under this Agreement.  Neither SSCY nor Engelbrecht have transferred any of such claims to any third party, or entered into any agreement or other document pursuant to which he or it, respectively, purported to transfer any right, or interest in any such claim.

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(c)           Power and Authority.  SSCY, S3 and Engelbrecht have the requisite corporate power and authority, as applicable, to enter into this Agreement and to release the claims that it is releasing under this Agreement.  Except for the approvals and filings described in this Agreement, no consent, approval, or authorization of or designation, declaration or filing with any governmental authority on the part of SSCY, S3 and/or Engelbrecht is required in connection with the valid execution and delivery of this Agreement.  The performance of all the obligations of SSCY, S3 and Engelbrecht constitute valid and legally binding obligations of SSCY, S3 and Engelbrecht, enforceable against them in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally.

(d)           No Conflicts.  Subject to making the filings with the SEC described herein, the execution, delivery and performance of this Agreement by SSCY, S3 and Engelbrecht and the consummation by SSCY, S3 and Engelbrecht of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the articles of incorporation or bylaws of SSCY and/or S3; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of SSCY, S3 and/or Engelbrecht or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument or other material understanding to which SSCY, S3 or Engelbrecht is a party or by which any property or asset of SSCY, S3 or Engelbrecht is bound or affected (except the Loan Documents); or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which SSCY, S3 or Engelbrecht is subject (including federal and state securities laws and regulations), or by which any property or asset of SSCY or Engelbrecht is bound or affected.

(e)           Litigation.  To the knowledge of SSCY, S3 and Engelbrecht, except as described in SSCY's filings with the SEC, there is no suit, claim, action, proceeding or investigation threatened against SSCY, S3 or any of their affiliates, at law or in equity or before any governmental authority or before any arbitrator.

(f)           Investment Risks.  Engelbrecht has been informed and understands and agrees as follows: (i) the SSCY Shares have been registered under the Securities Act or qualified under any state securities laws in reliance on exemptions from registration provided thereunder; (ii) an investment in SSCY Shares is a speculative investment; (iii) Engelbrecht must be able to hold the SSCY Shares indefinitely due to substantial restrictions on the transferability of the SSCY Shares; and (iv) Engelbrecht must, therefore, have adequate means of providing for his current and future needs and personal contingencies and have no need for liquidity in this investment.  Engelbrecht has a pre-existing business relationship with SSCY and has the capacity to protect his own interests in connection with the acquisition of the SSCY Shares.  Engelbrecht is able to bear the economic risk of this investment.  Engelbrecht is acquiring the SSCY Shares for his own account, for long-term investment, and not with a view to, or for sale in connection with, the distribution thereof.  Engelbrecht has no present intention of selling, granting any participation in, or otherwise distributing the SSCY Shares within the meaning of Section 2(11) of the Securities Act.  The SSCY Shares will not be resold without registration under the Securities Act and qualification under the securities laws of all applicable states, unless such sale would be exempt therefrom.

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(g)           Orbtech Agreement. The Orbtech Agreement is in full force and effect and is the legal, valid and binding obligation of SSCY and, to the knowledge of the SSCY and Engelbrecht, of Harrington, enforceable against SSCY and, to the knowledge of the SSCY and Engelbrecht, Harrington in accordance with its terms and, upon the Acceptance, shall continue in full force and effect without penalty or other adverse consequence. To its knowledge, SSCY is not in default under the Orbtech Agreement, nor, to the knowledge of SSCY and Engelbrecht, is Harrington in default thereunder, and to SSCY's knowledge no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default by SSCY, or to the knowledge of the SSCY and Engelbrecht, Harrington thereunder. Harrington has neither exercised any termination rights nor given notice of any dispute with respect to the Orbtech Agreement.

6.2          Representations and Warranties of the Noteholders.  Each of the Noteholders, severally and not jointly, hereby represents and warrants to SSCY and Engelbrecht, as follows:

(a)           Ownership of Notes.  Each Noteholder owns its Note that it is converting hereunder, and is transferring the SSCY Shares to Engelbrecht free and clear of any liens, claims, obligations or encumbrances.  No Noteholder has previously transferred or conveyed the Notes to any third party.  No Noteholder has at any time executed any agreement or other document pursuant to which it has purported to transfer any right, title, claim, equity or interest in the Notes.  The execution, delivery and performance of this Agreement by each Noteholder and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of any agreement or other understanding, law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which a Noteholder is subject (including federal and state securities laws and regulations).

(b)           Ownership of Claims.  Each Noteholder owns all rights to any claims that they are releasing under this Agreement, free and clear of any liens, claims or encumbrances.  No Noteholder has transferred any of the claims to any third party, or entered into any agreement or other document pursuant to which it has purported to transfer any right, or interest in any claim.

(c)           Power and Authority.  Each Noteholder has the requisite power and authority, including corporate power and authority, to enter into this Agreement, to transfer the SSCY Shares to Engelbrecht and to release the claims that it is releasing under this Agreement.  Except for the filings described in this Agreement, no consent, approval, or authorization of or designation, declaration or filing with any governmental authority on the part of the Noteholder is required in connection with the valid execution and delivery of this Agreement.  The performance of all the obligations of each Noteholder constitute valid and legally binding obligations of such Noteholder, enforceable against it in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally.

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(d)           Agent.  Noteholders have the full power and authority to direct the Agent to act on their behalf in accordance with this Agreement's terms, including, without limitation, to accept the Assets on behalf of the Noteholders and release the security interest.

ARTICLE 7

CONDITIONS TO ACCEPTANCE

7.1          Conditions to SSCY, S3 and Engelbrecht's Obligations.  The consent of SSCY and S3 to the exercise by Noteholders and/or the Agent of the foreclosure remedy under UCC § 9620 and the consent of SSCY, S3 and Engelbrecht to the other the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Acceptance Date of the following conditions:

(a)           The representations and warranties made by the Noteholders in this Agreement shall be true and correct when made, and shall be true and correct on the Acceptance Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement;

(b)           each Noteholder shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Acceptance Date; and

(c)           SSCY and Engelbrecht shall have received the deliveries set forth in Section 8.1.

7.2          Conditions to Noteholders' Obligations.  The obligation of the Noteholders to accept the Assets in full satisfaction of obligations as contemplated by UCC § 9620 and to effectuate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Acceptance Date of the following conditions:

(a)           The representations and warranties made by SSCY, S3 and Engelbrecht in this Agreement shall be true and correct when made, and shall be true and correct on the Acceptance Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement;

(b)           SSCY, S3 and Engelbrecht shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Acceptance Date; and

(c)           The Noteholders (or the Agent on their behalf), shall have received the deliveries set forth in Section 8.1.

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ARTICLE 8

ACCEPTANCE

8.1          Acceptance.  The acceptance of the Assets in partial satisfaction of obligations pursuant to the UCC and, in particular UCC § 9620 (the "Acceptance") shall be deemed to have occurred on the business day following the satisfaction or waiver of the conditions to Acceptance identified in this Agreement (the "Acceptance Date").  The parties shall meet at the offices of Duane Morris LLP, 101 W. Broadway Street, San Diego, California 92101 on the second business day following the satisfaction or waiver of the conditions to Acceptance identified in Section 7 (the "Acceptance Closing") for the purpose of making the deliveries required hereunder.  At the Acceptance Closing, (i) SSCY shall deliver to the Agent, for the benefit of the Noteholders or their designee, the certificates representing the S3 Shares, duly endorsed to the Agent, for the benefit of the Noteholders or their designee; (ii) SSCY shall deliver to the Agent, for the benefit of the Noteholders or their designee, the certificates representing the Orbtech Shares, duly endorsed to the Agent, for the benefit of the Noteholders or their designee, and any payments, proceed or other consideration resulting from the sale of such Orbtech Shares pursuant to the Orbtech Agreement; (iii) the Noteholders shall deliver to SSCY, (A) from each Noteholder the Note, the Class A Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants for cancellation, together with any required endorsements and (B) the Orbtech Agreement Assumption; (iv) Engelbrecht shall deliver to SSCY the Engelbrecht Assumption; and SSCY shall deliver to the Noteholders the SSCY Shares, duly endorsed, and validly issued and registered in the name and amounts set forth on Schedule A.  The parties acknowledge that the deliveries by SSCY hereunder are given for cooperation purposes only, but that the transfer of the Assets is deemed effectuated pursuant to UCC § 9622(2) and the exercise by Noteholders and the Agent of the foreclosure remedy under UCC § 9620.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1          Further Assurances.  Each party agrees to take such actions and to execute such further documents or instruments as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement.

9.2           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all previous arrangements and agreements of the parties, whether written or oral, with respect to its subject matter.  No promises or representations are being relied on by any party which do not appear in this Agreement.  The parties further acknowledge and agree that parole evidence shall not be required to interpret the intent of the parties.

9.3           Waiver, Amendment and Modification of Agreement.  The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

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9.4           Notice.  Any and all notices required or permitted to be given under this Agreement will be sufficient if hand delivered or delivered by overnight courier service to the address listed below or any other address of which the sender of the notice has been notified of in writing by the intended recipient.  Any notice required or permitted to be given hereunder shall be deemed effective upon hand delivery or one business day following delivery to the overnight courier.

If to SSCY or S3:

Satellite Security Corporation
Post Office Box 880263
San Diego, CA  92168

With a copy to:

James A. Mercer, III, Esquire
Duane Morris LLP
101 West Broadway Suite 900
San Diego, CA  92101

If to Engelbrecht:

Mr. Zirk Engelbrecht
Post Office Box 880263
San Diego, CA  92168

If to the Noteholders:

To the addresses set forth on books of SSCY

With a copy to:

Eliezer Helfgott, Esquire
Sills Cummis Epstein & Gross
One Riverfront Plaza
Newark, New Jersey 07102

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9.5          Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof, except that enforcement of the remedy under the Loan Documents under the UCC as referred to herein shall be governed by the internal laws of the State of California.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.  If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding

9.6          Expenses.  Each party shall bear their respective expenses and legal fees incurred by it with respect to this Agreement and the transactions contemplated hereby.

9.7          Counterparts and Facsimiles.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Facsimile and electronic copies of signatures shall have the same effect as, and shall be considered, original signatures.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.

SATELLITE SECURITY CORP.		ZIRK ENGELBRECHT

By:	/s/ Zirk Engelbrecht	/s/ Zirk Engelbrecht
	Zirk Engelbrecht, CEO	Zirk Engelbrecht

SATELLITE SECURITY SYSTEMS, INC.

By:	SATELLITE SECURITY CORP	NOTEHOLDERS:
	its sole stockholder	[See attached Schedule]

By:	/s/ Zirk Engelbrecht
Zirk Engelbrecht, CEO

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SCHEDULE "A"

Name	Signature	Amount of SSCY Shares after giving effect to transactions under Agreement

Alpha Capital Aktiengesellschaft	/s/ Alpha Capital Aktiengesellschaft	303,030
Double U Master Fund, LP	/s/ Double U Master Fund, LP	303,030
Puritan LLC	/s/ Puritan LLC	151,515
Brio Capital, LP	/s/ Brio Capital, LP	75,758
Notzer Chesed Corp.	/s/ Notzer Chesed Corp.	121,212
Qesef Holdings LLC	/s/ Qesef Holdings LLC	166,666
Anthony Heller	/s/ Anthony Heller	60,606
Abraham Kimelman	/s/ Abraham Kimelman	45,455
Tower Paper Co. Inc. Ret. Plan	/s/ Tower Paper Co. Inc. Ret. Plan	15,152
Bessie Weiss Family Partnership	/s/ Bessie Weiss Family Partnership	121,212
Ellis International Ltd.	/s/ Ellis International Ltd.	121,212
Bursteine and Lindsay SEC. Corp.	/s/ Bursteine and Lindsay SEC. Corp.	45,455
Centurion Microcap, L.P.	/s/ Centurion Microcap, L.P.	60,606
Professional Offshore Opportunity	/s/ Professional Offshore Opportunity	90,909
Professional Traders Fund LLC	/s/ Professional Traders Fund LLC	60,606
Mordechai Vogel	/s/ Mordechai Vogel	15,152
First Mirage, Inc.	/s/ First Mirage, Inc.	60,606
Generation Capital Associate	/s/ Generation Capital Associate	30,303
Harborview Master Fund LP	/s/ Harborview Master Fund LP	90,909
Truk Opportunity Fund, LLC	/s/ Truk Opportunity Fund, LLC	60,606
		2,000,000

14

WRITTEN CONSENT SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

OF SATELLITE SECURITY CORPORATION

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IN THE ABSENCE OF ANY DIRECTION, THIS CONSENT WILL BE VOTED FOR APPROVAL OF THE 500 FOR 1 REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK OF SATELLITE SECURITY CORPORATION.

1. Proposal to approve the terms of the 500 for 1 reverse split of the shares of outstanding common stock of Satellite Security Corporation:  [MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

☐ CONSENTS / FOR

☐ WITHHOLDS CONSENT / AGAINST

☐ ABSTAINS

2.  The undersigned represents that the undersigned owns the following number of shares of common stock of Satellite Security Corporation (please insert number): __________________________________________.

Please sign exactly as the name or names appear on your stock certificate(s).  If the shares are issued in the names of two or more persons, all such persons should sign the consent form.  A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Date:	, 2007
Stockholder Name (printed):
Signature:
Title (if applicable):
Signature (if held jointly):
Title (if applicable):

IMPORTANT: PLEASE COMPLETE, SIGN, AND DATE YOUR WRITTEN CONSENT PROMPTLY AND FAX IT TO 619-568-3148 OR RETURN IT IN THE ENCLOSED ENVELOPE